Exhibit 23.1


ELECTROMAGNETIC SCIENCES, INC.
AND SUBSIDIARIES


Independent Auditors' Consent


The Board of Directors and Stockholders
Electromagnetic Sciences, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 2-76455, No. 2-78442, No. 2-94049, No. 33-31216,
No. 33-38829, No. 33-41041, No. 33-41042, and No. 33-50528) on
Form S-8 of Electromagnetic Sciences, Inc. of our reports dated January 27, 1995, relating to the consolidated balance sheets of Electromagnetic Sciences, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1994, which reports appear in the December 31, 1994 annual report on Form 10-K of Electromagnetic Sciences, Inc.





KPMG Peat Marwick LLP




Atlanta, Georgia
March 30, 1995